SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2008

Cistera Networks, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-17304	91-1944887
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6509 Windcrest Drive Suite 160 Plano, TX 75024
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (972) 381-4699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2008, we entered into an employment agreement with Mr. Richard P. McDowell pursuant to which we agreed to employ him as Chief Financial Officer at an annual salary of $145,000.  The initial term of the agreement is for a period of one year and continues thereafter on an “at will” basis.  Notwithstanding the foregoing, if we terminate our employment relationship with Mr. McDowell (a) without cause, or (b) for any reason within twelve months of a change in control; or Mr. McDowell terminates the agreement with just cause, then Mr. McDowell shall be entitled to receive two times his then current salary, payable in equal installments over the course of the immediately following eighteen months.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

Effective March 12, 2008, Ms. Cynthia Garr has resigned her position as the Company’s acting Chief Financial Officer.

Appointment of Chief Financial Officer

Effective March 12, 2008, the Company has retained the services of Richard P. McDowell as Chief Financial Officer.  Pursuant to his employment, Mr. McDowell will receive an annual base salary of $145,000 per year and will participate in an executive incentive and equity incentive plans, once established by the Company.

Please see Item 1.01 for a description of the terms of Mr. McDowell’s employment agreement.  Prior to his appointment with the Company, Mr. McDowell, 50, served as the Chief Financial Officer for Enlightened Age Entertainment, a technology company he co-founded in 2003.  From 1995 to 2003, Mr. McDowell served in various capacities, including Senior Vice President and Treasurer and Vice President of Treasury Operations, with Blockbuster, Inc.

Mr. McDowell received his Bachelor of Science in Accounting, from the University of Florida, Fisher School of Accounting, Gainesville, Florida, and a Master of Business Administration, University of Miami, Miami, Florida.

There are no family relationships between or among Mr. McDowell and any of the Company’s directors or other executive officers.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Employment Agreement dated as of March 12, 2008
99.1           Press Release dated March 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISTERA NETWORKS, INC.
Date: March 17, 2008
/s/ Derek Downs
Derek Downs, Chief Executive Officer and President